Exhibit 10.15

Operating Agreement

This Operating Agreement (this “Agreement’) is made effective as of September 7, 2001 by and between Cashman Enterprises, Inc., a Nevada corporation (“Cashman”), and Crystal Magic, Inc. a Florida corporation (“Crystal Magic”),

RECITALS

A.	Crystal Magic has developed technology, software, equipment, know how, intellectual property and systems to create “Laser Damage Products” in transparent media (The “Crystal Magic Technology”).

B.	Crystal Magic distributes Laser Damage Products world wide through retail outlets it owns, distributors who resell Crystal Magic’s products, authorized dealers and the internet.

C.	Crystal Magic desires to obtain the help and cooperation of Cashman to introduce and sell its Laser Damage Products in the state of Nevada.

D.
Cashman and its Affiliates own and operate retail stores in the state of Nevada that sell photographic products and services including but not limited to custom images of customers on various media (“Video Stores”),

E.	Cashman and its Affiliates own and operate “Wedding Chapel photographic services and concessions at major hotel and casino properties in the state of Nevada (“Wedding Chapels”),

F.	Cashman and its Affiliates have long standing relationships and current operating agreements with major hotel, casino and entertainment complex properties in the state of Nevada.

G.	Cashman desires to sell Laser Damage Products.

H.	Crystal Magic desires Cashman to sell Laser Damage Products in the state of Nevada.

I.
Cashman represents that Cashman and it Affiliates have not less than two years of prior management experience in this and similar businesses and the parties in good faith anticipate sales arising from this Agreement will constitute no more than 20% of Cashman’s and its Affiliates’ projected gross sales revenues for at least one year after Cashman begins to sell the Laser Damage Products.

Therefore, in consideration of their mutual covenants contained herein, the parties agree as follows;

DEFINITIONS

1.
NET SALES shall mean the total sales revenue, exclusive of sales tax, produced by the sale, lease or other disposition of Laser Damage Products by Cashman and/or its affiliates, reduced by any units of Laser Damage Products returned to and accepted by Cashman and/or its Affiliates for which the purchase price has been refunded. For sales of Laser Damage Products to an Affiliate, the higher of the Affiliate’s purchase or sale price for each item will be included in Net Sales; provided however that the Net Sales to such Affiliate shall not be recognized for royalty calculations until sold by the Affilate to a third party and shall then be recognized as a sale at the higher of the Affiliated or third party’s purchase or sale price. For purposes of calculating Net Sales, the revenue attributed to any Laser Damage Products sold in promotional combinations with other products sold by Cashman shall be the retail price established on the Crystal Magic website or as otherwise agreed between the parties.

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2.
AFFILIATE shall mean, with respect to any Person: (i) any Person directly or indirectly controlling, controlled by, or under common control of such Person, (ii) any Person owning or controlling 10% or more of the outstanding voting interests of such Person, (iii) any officer, director, or general partner of such Person, or (iv) any officer, director, general partner, trustee or holder of 10% or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence. For purposes of this definition: (a) Person means any individual or business entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” and (b) “controls”, “is controlled by”, or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

3.	LASER DAMAGE PRODUCT shall mean any object that contains internal decorative or indicative images that have been created by a Laser.

4.	LASER DAMAGE SYSTEMS shall mean any laser marking device whose construction or method produces a “Laser Damage Product”.

5.
KNOW-HOW means any and all information of any kind whatsoever now possessed by or known to, or hereafter developed or acquired by, relating to (1) the manufacturing data, and technical specifications for the Crystal Magic Technology, and/or marketing information of potential competitive value (e.g. customer information, promotional plans, market data, etc.) (2) specific techniques, software, algorithms and methods used in connection with the production of the Laser Damage Products utilizing the Crystal Magic Technology (3) the techniques and methods for installing and servicing the equipment necessary in connection with the production of the Laser Damage Products utilizing the Crystal Magic Technology, and (4) any techniques and methods for creating the internal images in the Laser Damage Products.

6.
IMPROVEMENTS shall mean any technical information or know-how developed by Crystal Magic or Cashman (or either of such parties’ Affiliates) after the date of the initial transfer of the Know-How and during the term of this Agreement that uses or relates to the Know-How.

7.
OPERATING PRE TAX PROFIT for the purposes of this Agreement shall be calculated by deduction from Net Sales, the following direct operating costs; product, freight, insurance manufacturing payroll, sales commissions, location percentage rent, supplies, equipment repairs, maintenance, equipment depreciation, interest, communications costs, training expenses (including travel and hotel), artwork, promotional materials, F&F Depreciation (e.g. Display F&F specific to Laser Damage Products) and any other normal and ordinary business expense directly related to the promotion and/or sale of Laser Damage Products. and license fees (which shall include any royalties or other fees required to be paid to any third party, if any, including, but not limited to fees for licensing of logos, trademarks, characters, and Know-How or any Improvements thereof). For the purposes of determining Operating Pre Tax Profits, the following indirect costs shall not be deducted from Net Sales: allocations of corporate overhead, depreciation of existing equipment and leasehold improvements, existing payroll expenses and operating costs currently in place for its retail stores and wedding chapel product offerings. In the event of an indirect, unanticipated or existing expense that arises or increases as a direct result of Cashman ‘s compliance or Implementation of this Agreement, such expense shall be reasonably documented and a reasonable pro-rata portion of such expense shall be “charged” as an additional deduction from the “Net Sales” as agreed to by Crystal Magic and Cashman.

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TERM

8.	This Agreement shall commence on the effective date set forth above and shall continue for a period of twenty (20) years unless sooner terminated as provided herein.

LICENSE GRANT, EXCLUSIVE TERRITORY AND EQUIPMENT PURCHASE

9.	LICENSE USE OF KNOW-HOW, TRADEMARKS AND OTHER PROPRIETARY RIGHTS

9.1.
Know-How License. Subject to Cashman’s compliance with all material terms of this Agreement, Crystal Magic grants to Cashman an exclusive license, without the right to sublicense to manufacture and sell Laser Damage Products within the State of Nevada only (the “Territory”), using Know-How that Crystal Magic now has or may subsequently acquire during the term of this Agreement. Except as stated herein or by other written agreement, no further license is implied or given. So long as this Agreement is in effect. Crystal Magic will not manufacture or sell Laser Damage Products in the Territory and will not enter into any agreement with nor sell, lease, rent or give its materials, products. or Know How to any other company, person or entity for the purpose of selling, either directly or indirectly, any Laser Damage Product in the Territory. Notwithstanding anything herein to the contrary. Crystal Magic shall not be prohibited from selling Laser Damage Products within the Territory through sales generated by Crystal Magic through web sites sales, internet sales, and the remarketing to Cashman’s database of Customers who purchase Laser Damage Products.

9.2.
Transfer of Know-How. Crystal Magic shall provide Cashman with the Know How necessary to produce the Laser Damage Products pursuant to this Agreement and provide initial training to Cashman in the techniques and methods used in production of the Laser Damage Products utilizing the Know How on the equipment purchased from Crystal Magic pursuant to this Agreement. Crystal Magic will update the Know How from time to time throughout the term of this Agreement. Crystal Magic shall provide troubleshooting services and general technical assistance, from time to time as agreed between the parties, as well as routine checkups to verify the correctness of Cashman’s procedures. All such services and assistance shall be provided at the rates set forth in Exhibit A, as may be modified from time to time by Crystal Magic.

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9.3.
Trademark License. Crystal Magic grants to Cashman a nonexclusive license, without the right to sublicense, to use the trademark “CRYSTAL MAGIC” and related marks developed by Crystal Magic from time to time in connection with Laser Damage Products during the term of this Agreement (the “Trademarks”) in the State of Nevada only, in the manner and form and subject to the quality control requirements herein defined, during the term of this Agreement, on Laser Damage Products produced utilizing the Crystal Magic Technology under the Know-How license granted pursuant to this Agreement. Crystal Magic shall supply Cashman with sample graphics for the use of the Trademark in printed material.

9.4.
Product Name and Quality: Cashman will use only approved Crystal Magic packaging and all packaging will identify the product as a Crystal Magic product and utilize the Trademarks, as agreed to herein. Crystal Magic will set quality control standards for Laser Damage Products, which from time to time it may modify and Cashman will implement such standards. Cashman will display the Trademarks at all of Cashman’s Wedding Chapels and other non Video Store locations that sell Laser Damage Products in the manner and form required by Crystal Magic from time to time and consistent with the latest sample graphics supplied by Crystal Magic and with all applicable government requirements. Cashman will display the Trademarks at all of Cashman’s Video Stores after one year from the signing of this agreement unless otherwise agreed to in writing by Crystal Magic and Cashman. Cashman shall submit to Crystal Magic for its prior written approval samples of all proposed material, copy and oral scripts, including promotional, advertising, labeling and packaging material promoting Laser Damage Products or displaying the Trademarks

9.5.
Prohibited Activities. Cashman shall not at any time adopt, or use, or attempt to register with any governmental authority, without first obtaining Crystal Magic’s written approval, any word or mark that is similar, or bears any resemblance, to any Trademark or service mark owned or used by Crystal Magic.

9.6.
Improvements to Know-How and Third Party Licensing Arrangements. From time to time, Crystal Magic may enter into third party licensing arrangements (with third parties that are not Affiliates of Crystal Magic) related to the Know-How, Patents, or Improvements thereof, or in connection with licensing of additional brands, trademarks, logos, characters or other similar promotional ventures (“Third Party Agreements”). Cashman hereby acknowledges and agrees that any licensing fees or royalties for the use of any rights under any such Third Party Agreements related to Laser Damage Products manufactured, used, sold, licensed or otherwise disposed of by Cashman shall be the responsibility of Cashman (whether paid directly to such third party or paid to Crystal Magic for payment to such third party) and shall be included by Cashman as a direct operating cost deducted from Net Sales in accordance with this Agreement.

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9.7.
Ownership and Improvements. Crystal Magic shall own all right, title, and interest in the Know-How, the Trademarks and all other intellectual property rights inherent therein, including all Improvements. Cashman shall promptly notify Crystal Magic in writing upon its discovery of any unauthorized use of the Know-How or infringement of Crystal Magic’s proprietary rights therein and shall further cooperate with Crystal Magic to protect its ownership and rights in and to the Know-How and any Improvements,

10.
MINIMUM REQUIREMENTS TO MAINTAIN EXCLUSIVITY. Within one hundred twenty days (120) of the date of this Agreement, Cashman agrees to make all reasonable efforts to obtain landlords permission to display and sell Laser Damage Products from all of its Video Stores, including but not limited to Video Stores located at the Venetian, New York-New York, Aladin, MGM Grand, Forum Shops, Rio Hotel & Casinos. Within one hundred twenty days (120) of this Agreement, Cashman agrees to make all reasonable efforts to obtain landlords permission to display and sell Laser Damage Products from its Wedding Chapels, including but not limited to Treasure Island, Flamingo Hilton, Mandalay Bay, MGM Grand, and Rio Hotel & Casino’s, Throughout the term of this Agreement, Cashman shall continue to display and sell Laser Damage Products at each such Video Store and Wedding Chapel so long as Cashman or its Affiliates continues to operate such Video Stores and Wedding Chapels (the “Minimum Sites”). Within one year from the date of this Agreement Cashman agrees to maintain an annual Net Sales of not less than five hundred thousand dollars ($500,000) or annual Royalty Payments of not less than twenty five thousand dollars ($25,000) and for each subsequent calendar year thereafter, Cashman agrees to maintain an annual Net Sales of not less than one million dollars ($1,000,000) or annual Royalty Payments of not less than fifty thousand dollars ($50,000) (the “Minimum Sales Volume”). In the event Cashman fails to meet or maintain the Minimum Sites or Minimum Sales Volume set forth herein, Crystal Magic may, on thirty (30) days written notice, terminate the exclusive license for the Territory granted herein and the license granted to Cashman shall become a non-exclusive license for the Territory.

11.
CUSTOMER DATABASE, Cashman agrees to use Crystal Magic’s order entry system to process all Laser Damage Products orders. On a monthly basis, Cashman will provide Crystal Magic with a copy of the database generated by the Crystal Magic order entry system. Crystal Magic may exclusively remarket sales of Laser Damage Products to the Cashman database. Crystal Magic will pay to Cashman twenty percent (20%) of the Net Sales generated from remarketing to the Cashman database within fifteen days of the end of each month for the preceding month.

12.
EQUIPMENT AND SUPPLIES PURCHASE. Cashman agrees to purchase from Crystal Magic at least two (2) Crystal Magic Laser Damage System, as more fully described in Exhibit A attached hereto (the “Initial System”) for the purchase price of $80.000.00 for each Initial System. Such purchase price shall be paid as follows: Within seven (7) days of effective date of this agreement, Cashman will pay to Crystal Magic one hundred thousand ($100,000) towards the purchase price of the initial Crystal Magic Laser Damage Systems, Equipment and Supplies, Cashman will pay Crystal Magic the remaining invoice amount for all Crystal Magic Laser Damage Systems, equipment and supplies upon delivery and installation of the Crystal Magic Laser Damage Systems.. Subject to payment of such purchase price. Crystal Magic shall deliver and install the Initial Systems on or about August 30, 2001, Durme the term of this Agreement, Cashman may but shall not be required to, purchase additional Laser Damage Systems, equipment and supplies from Crystal Magic, or approved Crystal Magic suppliers, according to the terms and conditions as set forth in “EXHIBIT A” attached hereto and made a part of this Agreement by reference. Cashman acknowledges that the costs set forth in EXHIBIT A are current costs and subject to change by Crystal magic from time to time.

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13.
ROYALTY PAYMENTS, Crystal Magic and Cashman will “split” the Operating Pre Tax Profits from the sale of Laser Damage Products sold by Cashman or its Affiliates on a ratio of 33.33% to Crystal Magic and 66-66% to Cashman. Through the first full three months of the Agreement, Cashman shall provide a monthly statement of Net Sales and shall pay ten percent (10%) of said Net Sales it has received from the sale of Laser Damage Products by the fifteenth (15th) of each month for the immediately previous month to Crystal Magic (the “Monthly Payment”). By the end of each quarter and based on GAAP and the Operating Pre Tax Profit definitions as set forth in this Agreement. Cashman will provide a “Profit and Loss” statement for the Laser Damage Products operations for the immediately previous quarter to Crystal Magic. If said statement shows that the Royalty payments previously made do not reflect the 33.33% / 66.66% split, the monthly payment percentage will be adjusted accordingly for future payments (the “Adjusted Percentage”). Thereafter, Cashman shall continue to provide a monthly statement of Net Sales and shall pay a percentage of Net Sales from the sale of Laser Damage Products based on the Adjusted Percentage. All Monthly Payments shall be due to Crystal Magic by the fifteenth (15th) of the each month for the immediately previous month. Further. Cashman’s Laser Damage Products operations will be reviewed, reconciled and analyzed on an annual basis concurrent with and as part of Cashman’s fiscal year. If an over or under payment situation is found, either Cashman or Crystal Magic shall, within thirty days, issue a check for the difference and, the percent of Net Sales Royalty Payment shall be adjusted accordingly for all future Royalty payments., In no event shall the Royalty payment paid to Crystal Magic be less than five percent (5%) of Net Sales.

INSURANCE

14.
Cashman and Crystal Magic shall, throughout the term of this Agreement, maintain general and product liability insurance of no less than one million dollars ($1,000,000.00), Because of the public perception of Laser Beam technology, each party shall produce copies of certificates for the aforementioned insurance within thirty days of the execution of this Agreement and again, within thirty days of each renewal of said insurance. Each party agrees that its failure to maintain such insurance will be considered a material breach of this Agreement,

REPORTS; INSPECTIONS AND EXAMINATION OF RECORDS-AUDITS

15.
Cashman will maintain accurate records of amounts and kinds of Laser Damage Products manufactured and sold and will submit monthly reports reflecting its operations under this Agreement and all reports to be provided by Cashman to Crystal Magic in connection with the Royalty Payments due pursuant to this Agreement shall be in such form as Crytal Magic shall require from time to time.

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16.
Crystal Magic shall have the right at all times to inspect the premises of Cashman (including all materials and supplies used by Cashman in its operations under this Agreement) and to audit Cashman’s records for the purpose of determining compliance with any or all portions of this Agreement.

17.
Because Royalty Payments by Cashman to Crystal Magic will be based on Cashman’s books and records, Cashman agrees to maintain such books and records for a period of four (4) years after the reporting due date and, further, grants Crystal Magic the right to formally audit said books and records on an annual basis at Cashman’s corporate offices or at such other place as may be mutually agreed upon. Crystal Magic may, at its sole cost and expense, perform said audits utilizing its own employees or a Certified Public Accounting firm licensed to practice within the State of Nevada. If any audit shows that Cashman has underpaid Crystal Magic, Cashman shall issue a check for the amount underpaid to Crystal Magic within thirty days of receiving the result of the audit. If any audit shows that Cashman has overpaid Crystal Magic, Crystal Magic shall issue a check for the amount overpaid to Cashman within thirty days of receiving the result of the audit.

18.
Because Crystal Magic will supply Cashman with equipment as listed in Exhibit A at its manufacturing cost and supplies and materials at its “cost”, therefore, Crystal Magic agrees to maintain its relevant books and records for a period of four (4) years after the date such items were sold to Cashman and, further, grants Cashman the right to formally audit said books and records on an annual basis at Crystal Magic’s corporate offices or at such other place as may be mutually agreed upon. Cashman may, at its sole cost and expense, perform said audits utilizing its own employees or a Certified Public Accounting firm licensed to practice within the State of Florida, If any audit shows that Cashman has underpaid Crystal Magic, Cashman shall issue a check for the amount underpaid to Crystal Magic within thirty days of receiving the result of the audit. If any audit shows that Cashman has overpaid Crystal Magic, Crystal Magic shall issue a check for the amount overpaid to Cashman within thirty days of receiving the result of the audit.

LATE PAYMENTS AND COLLECTION COSTS

19.
Each party agrees to pay the other interest at the rate of one percent (1%) per month on any past due amounts owed. Such interest shall accrue if any payment is more than thirty (30) days overdue and shall continue until the balance is paid in full.

20.	In the event either party retains an attorney to collect an overdue amount, the attorney’s fees and reasonable collection costs will be added to the amount owed and paid by the offending party.

WARRANTY AND INDEMNIFICATION

21.
WARRANTIES. Crystal Magic represents and warrants that (i) it has the right to grant the license for the Know-How and Crystal Magic Technology pursuant to this Agreement and is the owner of the rights, title and interest in the Know-How and Crystal Magic Technology; and (ii) it has not granted any license for the Know-How and Crystal Magic Technology in the Territory except to Cashman pursuant to this Agreement and is under no obligation to grant any such license.

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22.	WARRANTY DISCLAIMER. Nothing in this Agreement is or shall be construed as;

(i) A warranty or representation by Crystal Magic as to the validity or scope of any patents licensed as part of the Know-How transferred pursuant to this Agreement;

(ii) A warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights and other rights of third parties;

(iii)           An obligation to bring or prosecute actions or suits against third parties for infringement of any license granted pursuant to this Agreement, or

(iv)           Granting by implication, estoppel, or otherwise any licenses under patents of Crystal Magic or other persons other than the license in the Know-How granted pursuant to this Agreement.

23.           NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR USE

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, CRYSTAL MAGIC MAKES NO REPRESENTATION AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, OR ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FORA PARTICULAR PURPOSE.

24. LIMITATION OF LIABILITY

NOTWITHSTANDING ANYTHING TO THE CONTRARY, CRYSTAL MAGIC SHALL NOT BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITYOR OTHER LEGAL OR EQUITABLE THEORY FOR (i) ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES; OR (ii) COST OF PROCUREMENT OF SUBSTITUTE GOODS. TECHNOLOGY OR SERVICES. THIS LIMITATION WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

25. INDEMNITY

25.1.
Crystal Magic shall indemnify, hold harmless and defend Cashman (and its directors, officers, employees, and agents) from and against any and all claims, demands, or actions and any losses, expenses, and damages resulting directly therefrom: (i) based on a claim against Cashman that the Know-How and Crystal Magic Technology infringe or abridge a third-party right in the United States in a validly issued patent, copyright, or trade secret and (ii) based on an error in the representations made pursuant to paragraph 21. Any such indemnification by Crystal Magic pursuant to section (i) above shall be contingent upon Cashman giving Crystal Magic prompt written notice of the claim for which indemnification is sought, Cashman allowing Crystal Magic to control the defense and/or settlement of such claim, and Cashman cooperating with Crystal Magic in such defense and/or settlement and provided, that, in the event any such settlement by Crystal Magic includes an agreement to pay an ongoing license fee to such third party, Cashman agrees that such ongoing license fee related to Laser Damage Products manufactured, used, sold or otherwise disposed of by Cashman shall be the responsibility of Cashman and shall be included by Cashman as a direct operating cost deducted from Net Sales in accordance with this Agreement and shall not be subject to indemnification by Crystal Magic.

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25.2.
Cashman agrees to indemnify, hold harmless, and defend Crystal Magic (and its directors, officers, employees, and agents) from and against any and all claims, demands, or actions and any losses, expenses, and damages arising out of the manufacture, use, sale, or other disposition of Laser Damage Products by Cashman or its Affiliates or otherwise related to Cashman’s performance of this Agreement, However, the foregoing undertaking by Cashman shall not apply to any claims resulting from Crystal Magic’s willful misconduct or gross negligence.

26.           CONFIDENTIALITY

26.1.
Except as required by law or by order of any court that has legal jurisdiction, each party agrees not to disclose the terms of this Agreement to any third party without the other’s written consent. If either party is required to disclose any of the terms of this Agreement, said party shall immediately inform the other and each party shall provide the other reasonable cooperation and assistance in seeking confidential treatment of such terms with the proceedings for which the information is sought.

26.2.	Cashman agrees to safeguard all Know-How covered by this Agreement and will not disclose or provide any Know-How to any third party without Crystal Magic’s prior written consent.

26.3.
Cashman acknowledges (i) that the Know-How obtained from Crystal Magic hereunder is commercially valuable proprietary information of Crystal Magic or others, the design and development of which has involved the expenditure of substantial amounts of money and the use of skilled development experts over a long period of time and which affords Crystal Magic a commercial advantage over its competitors: (ii) that such Know-How constitutes trade secrets and confidential business information that is disclosed to Cashman for use on the basis of the confidential relationship between Crystal Magic and Cashman under this Agreement and is to be used only as may be expressly permitted by the terms and conditions of this Agreement; (iii) that the loss of this competitive advantage due to unauthorized disclosure of such proprietary information would cause great injury and harm.

26.4.
Cashman covenants that it will not divulge, or publish to others, other than as herein provided, any Know-How obtained from Crystal Magic hereunder, or any information about the Crystal Magic’s commercial practices, policies, or plans, and that it shall divulge the same only to employees of Cashman who require it for the purpose of distribution of Laser Damage Products hereunder and only if such employees are subject

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to restrictions on use and disclosure at least as restrictive as those assumed by Cashman hereunder.

26.5.
Cashman shall take reasonable action, by instruction, agreement or otherwise. with respect to independent contractors employed by Cashman’s employees or other persons who have not entered into the aforesaid restrictive engagements in order to prevent the unauthorized disclosure or use of such Know-How

26.6.
Know-How does not include information that shall become generally known in the trade through no fault of Cashman, (ii) any Know-How or information that shall be disclosed to Cashman by a party having legitimate possession thereof and the unrestricted right to make such disclosure, or (iii) any Know-How or information that Cashman can demonstrate was within its possession prior to the disclosure by Crystal Magic, and was provided by a party having legitimate possession thereof and the unrestricted right to make such disclosure

26.7.
Cashman and Crystal Magic agree to not solicit or employ any employee who works for the other entity during the term of such employee’s employment or for a period of eighteen months (18) after the termination of any such employee’s employment for whatever reason.

TERMINATION; CONSEQUENCES OF TERMINATION

27.
TERMINATION. If either party should commit or cause to occur a material breach, default or noncompliance of or with any term or condition of this Agreement, said party shall have thirty (30) days after written notification to cure such breach, default or noncompliance, otherwise, in addition to any other remedy available in law or equity, the non-defaulting party may, at its election, terminate this agreement by written notice to the other. Included, without limitation, in the types of breach for which such notice of termination may be sent are: (i) failure to employ the Trademark to the extent or in the manner required under this Agreement; (ii) failure to clear trademark copy in advance as required under this Agreement; (iii) disclosure of the Know-How by Cashman, its affiliates or its employees or former employees to another party; (iv) violation of quality control standards or specifications on Laser Damage Products utilizing the Crystal Magic Technology; (v) denial of visitation or inspection rights granted pursuant to this Agreement; (vi) failure to pay Royalty Payments or provide the required reports under this Agreement; (vii) an assignment is made of either party’s business for the benefit of creditors; or (viii) if a receiver, trustee in bankruptcy, or like official is appointed to take all or part of a party’s business or if either party ceases doing business in the ordinary course.

28.           CONSEQUENCES OF TERMINATION.

28.1.
On termination of this Agreement, for any reason, or due to the expiration of the term of the Agreement, all rights and obligations of the parties shall forthwith cease, except the obligations of Cashman to make payments pursuant to this Agreement, to provide reports, and to maintain the confidential nature of the Know-How and the obligations of the parties regarding solicitation of employees, Further, Crystal Magic shall retain the right to inspect the books, records, and facilities of Cashman following termination of this Agreement for purposes of ensuring that all surviving obligations are met by Cashman.

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28.2.
The provision for Royalty Payments due to Crystal Magic shall survive the expiration or termination of this Agreement, for any reason,, for a period of five (5) years (the “Post Termination Period”) and Cashman shall continue to make Royalty Payments on all Laser Damage Products sold by Cashman in accordance with this Agreement so long as Cashman continues to manufacture and sell Laser Damage Products during the Post Termination Period.

GENERAL TERMS

29.
NO ASSIGNMENT. Cashman shall not assign or otherwise transfer, by contract, operation of law, or otherwise, without the express written consent of Crystal Magic, which consent shall not be unreasonably withheld, this Agreement, the Know How, or any license right granted hereunder or any interest herein, and any such unauthorized assignment, transfer or sublicense shall be null and void

30.
TAXES. Cashman shall pay all taxes and other charges that may be imposed by any Governmental agency as a result of the performance of this Agreement, including but not limited to capital, property, turnover, excise, use, sales and income taxes or other charges imposed by such Government agency provided, however, that Cashman shall not be held liable for any taxes imposed on Crystal Magic for Royalties or other payments made by Cashman to Crystal Magic or for any other taxes or charges imposed on Crystal Magic by any Government agency for the normal operation of Crystal Magic’s business, income, equity, ownership or for any other reason,

31.
INDEPENDENT CONTRACTOR, The parties hereby agree that no agency, joint venture or partnership is created by this Agreement, and that Cashman shall incur no obligation in the name of Crystal Magic without Crystal Magic’s prior written consent.

32.
SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

33.
WAIVER OF CONTRACTUAL RIGHT, The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

34.
ATTORNEYS’ FEES. In the event that any legal action or arbitration becomes necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled, in addition to its court costs or arbitration fees, to such reasonable attorneys’ fees as shall be determined by a court or arbitrator.

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35.
ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written, This Agreement supersedes any prior written or oral agreements between the parties.

36.	AMENDMENT, This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties or their duly authorized representatives.

37.	APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Florida and venue for any legal action must be filed in Orange County Circuit Court.

38.	NOTICES, All notices shall be delivered in writing via the United States Postal Service, certified mail or by other commercial carrier to each party as follows;

Cashman:                             Cashman Enterprises, Inc.
Attn: Morgan Cashman, Secretary / Treasurer
3660 Cinder Lane
Las Vegas, NV 89103-3003

Crystal Magic;                        Crystal Magic, Inc.
                  Attn: Steven M. Rhodes, President
                  2120 Hidden Pine Lane
                  Apopka, FL 32712

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The undersigned confirm that they have read and agree with the terms and conditions appearing above and that they are authorized to sign on behalf of their respective entities. This agreement shall become effective upon acceptance by Cashman at its corporate offices.

IN WITNESS THEREOF, the parties have executed this Agreement.

CRYSTAL MAGIC, INC.

By:           STEVEN M. RHODES
Its:           President and Chief Executive Officer

CASHMAN ENTERPRISES, INC.

By:           MORGAN CASHMAN
Its:           Secretary / Treasurer

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EXHIBIT A

EQUIPMENT AND SUPPLIES PURCHASE

Crystal Magic initially agrees to sell to Cashman, Laser Damage Systems at the following manufacturing costs:

Crystal Magic’s Laser Damage System                                                                                                           $80,000 each

Laser safety provisions:
ANSI Class IV laser system
Interlocked and labeled enclosure per ANSI Z136.1
Keyswitch and emergency stop
Safety features documented in instruction manual
Product registration with CDRH
Laser Subsystem
Ultra GRM 1064, standard specifications
Wavelength; 10G4 nm (Nd: YAG fundamental)
Energy per pulse: variable by manual external attenuator
Repetition rate: externally fired at approximately 30 Hz maximum.
Transverse mode: Low-order unstable resonator mode
Far field spatial profile: > 90% Gaussian
Divergence:<0.5 mr after external expander
System control functions: over RS-232 interface and fast trigger inputs Positioner Subsystem
Stepper-driven 3-axis positioning system with motors, drives, and indexer
Load capacity: > 2 Ibs, axial
Travel; 100 mm (“4”) all axes
Acceleration; ~ Ig
Max. speed: - 0.5 m/s
Minimum position increment: ~5 um
Position accuracy: -12 urn
Position repeatability: ~5 um
Control interface options: RS-232, fast network
System Controller
PC-platform including, but not limited to
Intel PI1-350 MHz or better processor
128 MB RAM
10 GB internal mass storage (hard drive)
1.44MB removable mass storage (floppy drive)
Multi-protocol network card
color monitor
Keyboard
RS-232 serial interface
Operating system: Windows 98

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Operating Agreement

Crystal Magic agrees to sell future Laser Damage Systems to Cashman at its procurement and manufacturing costs. Upon Cashman’s order of additional Laser Damage Systems, Crystal Magic will provide Cashman with an estimate of the total cost to procure and manufacture the number of Laser Damage Systems ordered by Cashman, Upon written acceptance of orders for Laser Damage Systems by both parties, Cashman will provide Crystal Magic with fifty percent (50%) of the estimated procurement and manufacturing costs. Cashman will provide Crystal Magic with twenty five percent (25%) of the estimated procurement and manufacturing costs within sixty days (60) of acceptance of the order, Cashman will pay Crystal Magic any balance due of the procurement and manufacturing costs of the Laser Damage Systems at the time of delivery.

During the term of this agreement, Crystal Magic agrees to sell the following items at its procurement and manufacturing cost. Current Manufacturing and procurement costs are as follows and are subject to change with written notice to Cashman.

Two Sets of Fixtures (3 each of 5 different sizes)                                                                $18,000 each
Backup Laser head and cooling unit                                                                                     $15,000 each
6K4 Controller                                                                                                                           $  2,500 each
Energy Meter & Protective Glasses                                                                                       $  3,500 each
Flash lamps                                                                                                                                $     300.each
Limit Switches                                                                                                                            $       50 each

Cashman agrees to purchase all optical crystal used for creating Laser Damage Products from approved Crystal Magic suppliers. Crystal Magic and Cashman may develop other possible suppliers for its products taking into account, price, quality, and buying terms and conditions. Current supplier pricing from Topmost Designs for optical crystal is as follows, FOB suppliers warehouse.

Current Supplier Items:

Small Paperweight                                           60mm x 60mm x 19mm                                      $  6.00 each
Large Paperweight                                           120mm x 60mm x 19mm                                    $11.00 each
Small Cube                                           50mm x 50mm x 75mm                                                   $12.00 each
Medium Cube                                           90mm x 65mm x 65mm                                              $26.80 each
Large Cube                                           115mm x 65mm x 75mm                                                 $30.85each
Light Base                                           N/A                                                                                  $10.00 each

System Installation:
Cashman will pay for all Labor, Travel, Accommodations, Shipping and other required costs for the installation, service and repair of any Laser Damage Systems purchased from Crystal Magic or other training services provided by Crystal Magic. Crystal Magic has included estimated installation and training costs of $30.000 in the overall invoice provided to Cashman upon the execution of this agreement. Any unused installation and training costs will be applied against royalty amounts due Crystal Magic, and any charges in excess of the initial deposit will be paid by Cashman to Crystal Magic within fifteen (15) days of invoice by Crystal Magic. All future installation, training and service costs will be paid to Crystal Magic within fifteen (15) days of invoice by Crystal Magic. Crystal Magic’s current labor costs are listed below. Crystal Magic

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Operating Agreement

may from time to time modify it labor costs and will notify Cashman in writing of any modifications.

Crystal Magic Current Labor Rates:

Engineers                                                                              $369.23 per day
Manager Trainers                                                                $230.77 per day

Crystal Magic will pass on to Cashman all component parts manufactures warranty or actual out of warranty repairs at costs to Crystal Magic.

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